Filed pursuant to Rule 433

January 26, 2026

Relating to

Preliminary Prospectus Supplement dated January 26, 2026 to

Prospectus dated October 1, 2024

Registration Statement No. 333-282440

Tyco Electronics Group S.A.

$200,000,000 4.500% Senior Notes due 2031

$550,000,000 4.875% Senior Notes due 2036

Fully and Unconditionally Guaranteed by
TE Connectivity plc and TE Connectivity Switzerland Ltd.

Pricing Term Sheet

$200,000,000 4.500% Senior Notes due 2031

Issuer:	Tyco Electronics Group S.A.

Guarantors:	TE Connectivity plc and TE Connectivity Switzerland Ltd.

Offering Format:	SEC Registered

Size:	$200,000,000 aggregate principal amount of 4.500% senior notes due 2031 (the “Reopened Notes”). The Reopened Notes offered hereby constitute a further issuance of the 4.500% senior notes due 2031, issued on May 9, 2025 (the “Original Notes”).The Reopened Notes form a part of the same series as the Original Notes and will be issued under the indenture governing the Original Notes. The Reopened Notes will have the same ISIN, Common Code and CUSIP number as, and upon closing will be fully fungible (including for U.S. federal income tax purposes) and trade interchangeably with, other outstanding notes in the series.

Maturity Date:	February 9, 2031

Coupon:	4.500% per annum

Price to Public:	100.907% of face amount

Yield to Maturity:	4.294%

Spread to Benchmark Treasury:	48 basis points

Benchmark Treasury:	UST 3.625% due December 31, 2030

Benchmark Treasury Price/Yield:	99-05 / 3.814%

Interest Payment Dates:	February 9 and August 9, commencing on August 9, 2026

Optional Redemption:	The Issuer may redeem the Reopened Notes, in whole or in part, at its option at any time prior to January 9, 2031 (one month prior to the maturity date of the Reopened Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the Reopened Notes to be redeemed and a make-whole amount based on a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, the Issuer may redeem the Reopened Notes, in whole or in part, at its option at any time on or after January 9, 2031 (one month prior to the maturity date of the Reopened Notes) at a redemption price equal to 100% of the principal amount of the Reopened Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The Issuer may also redeem all, but not less than all, of the Reopened Notes in the event of certain tax changes affecting the Reopened Notes.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the Reopened Notes, the Issuer will be required to make an offer to purchase the Reopened Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	January 26, 2026

Settlement Date:	February 9, 2026 (T+10)*

CUSIP:	902133 BC0

ISIN:	US902133BC02

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Commerz Markets LLC J.P. Morgan Securities LLC Loop Capital Markets LLC Scotia Capital (USA) Inc. Standard Chartered Bank BBVA Securities Inc.

Co-Managers:	FNB America Securities LLC Intesa Sanpaolo IMI Securities Corp. PNC Capital Markets LLC

$550,000,000 4.875% Senior Notes due 2036

Issuer:	Tyco Electronics Group S.A.

Guarantors:	TE Connectivity plc and TE Connectivity Switzerland Ltd.

Offering Format:	SEC Registered

Size:	$550,000,000 aggregate principal amount of 4.875% senior notes due 2036 (the “2036 Notes”)

Maturity Date:	February 9, 2036

Coupon:	4.875% per annum

Price to Public:	99.718% of face amount

Yield to Maturity:	4.911%

Spread to Benchmark Treasury:	70 basis points

Benchmark Treasury:	UST 4.000% due November 15, 2035

Benchmark Treasury Price/Yield:	98-10 / 4.211%

Interest Payment Dates:	February 9 and August 9, commencing on August 9, 2026

Optional Redemption:	The Issuer may redeem the 2036 Notes, in whole or in part, at its option at any time prior to November 9, 2035 (three months prior to the maturity date of the 2036 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2036 Notes to be redeemed and a make-whole amount based on a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, the Issuer may redeem the 2036 Notes, in whole or in part, at its option at any time on or after November 9, 2035 (three months prior to the maturity date of the 2036 Notes) at a redemption price equal to 100% of the principal amount of the 2036 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The Issuer may also redeem all, but not less than all, of the 2036 Notes in the event of certain tax changes affecting the 2036 Notes.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2036 Notes, the Issuer will be required to make an offer to purchase the 2036 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	January 26, 2026

Settlement Date:	February 9, 2026 (T+10)*

CUSIP:	902133 BF3

ISIN:	US902133BF33

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Commerz Markets LLC J.P. Morgan Securities LLC Loop Capital Markets LLC Scotia Capital (USA) Inc. Standard Chartered Bank BBVA Securities Inc.

Co-Managers:	FNB America Securities LLC Intesa Sanpaolo IMI Securities Corp. PNC Capital Markets LLC

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to one day before the delivery of the Notes hereunder will generally be required, by virtue of the fact that the Notes initially settle on the tenth business day following the Trade Date (“T+10”), to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Goldman Sachs & Co. LLC toll free at 1-866-471-2526.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA.

No UK PRIIPs KID - No UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the United Kingdom.